Ex. 99.1

Immune Therapeutics, Inc. Focusing to Drive Shareholder Value

Winter Park, FL, May 5, 2020 — OTC PR WIRE –Immune Therapeutics, Inc. (OTC: IMUN) (IMUN) (“Immune” “IMUN” or the “Company”) is a late-stage biopharmaceutical company focused on the development of T-cell activation immunotherapy to treat life-threatening or chronic diseases announced it has initiated a corporate plan to drive shareholder value.

Recent economic events require that Immune revisit its business model and explore new opportunities to drive shareholder value. The Board of Directors is evaluating its technology portfolio, looking to focus on near-term opportunities, and strengthening its balance sheet by liquidating idle assets and initiating a new round of capital.

A critical success factor is “focus”, noted Director and Interim CEO Kevin Phelps. To that end, Michael K. Handley, formerly CEO and Director, resigned from Immune to take an executive role at Cytocom Inc., a drug development company focused on oncology. Immune will look to align its oncology assets with Cytocom in which it currently holds a significant equity interest.

Furthermore, Immune intends to enter into a license agreement with Forte Biotechnology Intl. Corp. for veterinary applications of its technology. Under the terms of the proposed agreement, Forte will provide Immune an equity stake in the Company and assume certain of Immune’s financial obligations.

And finally, it is with mixed emotions that the Company announces that Dr. Cliff Selsky, a long term Director, has resigned from the Immune Board of Directors to focus on his medical practice during the COVID-19 pandemic. The Company and its shareholders want to express the strongest gratitude to Cliff for his years of dedicated service.

Immune Therapeutics, Inc.

Immune Therapeutics, Inc is a clinical-stage biopharmaceutical company focused on discovering, acquiring, developing and commercializing therapeutics in the disease areas of immunology, inflammation and oncology. Its goal is to be an industry leader in each of these therapeutic areas and to enhance and extend the lives of patients suffering from such diseases. More information can be found at www.immunetherapeutics.com

FORWARD LOOKING STATEMENTS

This release may contain forward-looking statements. Actual results may differ from those projected due to a number of risks and uncertainties, including, but not limited to, the possibility that some or all the matters and transactions considered by the Company may not proceed as contemplated, and by all other matters specified in the Company’s filings with the Securities and Exchange Commission. These statements are made based upon current expectations that are subject to risk and uncertainty. The Company does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in the Company’s filings with the Securities and Exchange Commission (www.sec.gov), including its recent periodic reports.

IR contact

Kevin J. Phelps, Director, Interim Chief Executive Officer & President

kevin.phelps@immunetherapeutics.com

http://www.immunetherapeutics.com/